Exhibit 99.1

 U.S. Dry Cleaning Corporation Signs MOUs with Four Additional Chains to Add Over $20 Million in Annual Revenue.

Acquisitions to be financed in part with proceeds from private placement debt offering.

Palm Springs, Calif., October 17, 2007– U.S. Dry Cleaning Corporation(OTCBB:UDRY), the nation’s first consolidator of dry cleaning stores, today announced that it has signed Memorandums of Understanding with four dry cleaning chains that can add $20.57 million in revenue to the company’s growing revenue base.

These acquisitions are in addition to the company’s already announced Central California acquisition of $6.45 million in revenue.  When completed, the five acquisitions will bring the company’s annualized revenue to a total of over $37 million. The company expects to complete these acquisitions by the end of calendar year 2007.

The aggregate purchase price for the four companies, combined with the previously announced purchase of Team Enterprises of Fresno, Calif., totals $11,556,000 in cash, $3,658,000 in assumption of debt, and $11,343,000 in common stock.

The company intends to finance the cash portion of these, and future planned acquisitions, with the proceeds of its $20-million private placement of Senior Secured Convertible Notes. The notes are convertible into common stock at a fixed price of $2.50 per share.  The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

U.S. Dry Cleaning does not disclose where acquisition candidates are located. However, management indicated that these will expand U.S. Dry Cleaning beyond the current markets of Hawaii and Southern California, marking a significant step toward the company’s goal of being the first nationwide premier dry cleaning chain.

U.S. Dry Cleaning is the first publicly-traded company in the country to consolidate the highly fragmented dry cleaning industry.  The company to date has acquired three chains in Hawaii and Southern California with consolidated revenues of $10 million per year.

About U.S. Dry Cleaning Corporation

U.S. Dry Cleaning Corporation’s mission is to create the premier national chain in the dry cleaning industry.  Over the last year and half, U.S. Dry Cleaning has completed acquisitions with combined annual revenues of over $9 million.  U.S. Dry Cleaning combines a management team with extensive experience in retail consolidations and premier dry cleaning operations, with a proven operating model.

U.S. Dry Cleaning intends to rapidly acquire profitable, positive cash flow operations at accretive valuations.  Each acquisition target is expected to be self-sufficient and field management is expected to remain in place to ease the assimilation.  U.S. Dry Cleaning is focused on acquiring profitable businesses that hold a leading share in their individual markets.

U.S. Dry Cleaning management believes that the current absence of extensive competition to acquire the larger dominant operators will change as the industry consolidates. Management believes that the greatest value achieved in any consolidation occurs during the earliest phases and intends to grow as rapidly as possible to deliver shareholder value.

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This release is provided for informational purposes only and should not be construed as a solicitation to invest. U.S. Dry Cleaning Corporation’s future operation results are dependent upon many factors, including but not limited to: (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control; and (iv) other risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at http://www/sec/gov/ under “Search for Company Filings.”

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides U.S. Dry Cleaning Corporation with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from the U.S. Dry Cleaning. CFSG1 may also choose to purchase the U.S. Dry Cleaning’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.   For more information please visit www.cfsg1.com.

Company Contact
Rick Johnston,
Director of Shareholder Communications
Tel: 760-668-1274
Email: Rick@usdrycleaning.com
www.usdrycleaning.com